EXHIBIT 10.2

September 22, 2005

Mr. Steven J. DiMarco
1131 Dove Court
Chanhassen, MN 55317

Dear Steve:

We are pleased to confirm our offer of employment to you. The terms of our offer are as follows:

Position Title:	V.P. Marketing & Strategic Planning (Executive Officer)

Reports to:	Kitty Iverson

Base Salary:	$150,000 on an annualized basis

Bonus:	Bonus target of $50,000

Stock Option Grant:	A Nonqualified Stock Option Grant of 10,000 shares

Start Date:	December 5, 2005

Benefits Program:	As described in the Benefits Summary, plus an additional 80 hours of PTO annually.

Workplace Drug and Alcohol Policy:	CyberOptics maintains a drug and alcohol-free work environment. As part of this policy, employment is contingent upon your satisfactorily passing a pre-employment drug - screening test. We will be able to complete the start-up process after we have received these satisfactory results. Enclosed in this package is the information you will need to complete this procedure.

Note that nothing in this agreement constitutes a contract of employment with CyberOptics. Employment with CyberOptics is on an “at-will” basis, which means that either you or the Company can terminate the employment arrangement for any legal reason at any time. In the event of involuntary termination of employment with CyberOptics for any reason other than misconduct, Mr. DiMarco will receive a severance package consisting of six months base salary and payment for health insurance coverage through COBRA for six months. For the protection of both you and the Company, you are asked to sign the enclosed Proprietary Information Agreement.

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Offer Letter page 2

Steve, we are pleased that you have accepted this opportunity to join CyberOptics! The next few years in our growth will be truly exciting and we welcome your participation with us.

Sincerely,

/s/ Kate Maher
Kate Maher

/s/ Steven J. DiMarco	10/31/05
Accepted: Steven J. DiMarco	Date

Attachments:

Drug Screening Policy and Forms
Proprietary Information Agreement

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